PRESS RELEASE

Deltathree Secures Service Provider Agreement for ACN
Pacific’s Digital Phone and Video Phone Offering

Contract Win Launches Deltathree’s Expansion into the Video Phone Services Market

New York, NY – July 29, 2009 – deltathree, Inc. (OTCBB: DDDC.OB), a well-known provider of Voice over Internet Protocol (VoIP) hosted communications solutions for resellers, end-users and service providers, has signed an agreement to be the service provider for ACN Pacific Pty Ltd’s digital phone and video phone services in Australia. ACN Pacific is a division of ACN, Inc., the world's largest direct selling telecommunications company, which offers a broad range of telecommunications services in 20 countries in North America, Europe and the Asia-Pacific region. In addition to supplying the digital phone and video phone service, the company will provide ACN Pacific a full spectrum of service provider back-end support services, including network management, billing, provisioning, eCommerce as well as custom web and application development. deltathree’s agreement with ACN Pacific marks the expansion of deltathree’s suite of advanced IP based communications offerings into the video phone services market.

Mr. Effi Baruch, interim Chief Executive Officer and President, and Senior Vice President of Operations and Technology of deltathree, stated, “Our agreement with ACN Pacific marks important milestones in the life of our company, both in terms of providing high quality IP-based communications services to a member of the ACN family of affiliated companies as well as highlighting our expansion into the global video phone services market. Broadband IP video service is a natural progression in the evolution of deltathree’s suite of communications offerings and technical capabilities. Since the company was a pioneer of one of the world's first and most advanced Session Initiation Protocol (SIP) networks, the development and deployment of a video solution was a fast and seamless process. We are proud to be working with the ACN Pacific team to help their customers make face-to-face connections during their phone calls.”

Iain Falshaw, Managing Director, ACN Pacific, commented, “ACN Pacific’s success is built upon delivering highly competitive communications services and innovative products to consumers and small businesses.  In today’s fast-paced world of communications we are taking our customers beyond just voice, as ACN Pacific is now enabling them to see the people they call. Central to our expanded voice and video offerings is our service provider agreement with deltathree, which ensures we can support our end-users across Australia with high quality digital phone and video phone services.”

Currently targeted for launch in early August 2009, deltathree will be the service provider supporting the delivery of service to ACN Pacific’s customers.  deltathree services will support ACN’s IRIS 3000 Video Phone and interconnect to ACN's networks in the United States and Europe. The ACN Video Phone allows end-users to see friends and family come to life in real-time video on a 7 inch crystal clear screen simultaneously as they speak over digital phone service.

About ACN

ACN, Inc. is the world's largest direct seller of telecommunications services, offering highly competitive services to consumers and small businesses in North America, Europe and the Asia Pacific region. Founded in 1993, ACN, Inc. is a privately held company with a comprehensive telecommunications and home services product portfolio, including: Digital Phone Service with a centerpiece Video Phone, Local and Long Distance services, Internet, Wireless, Satellite TV, and Home Security. ACN, Inc. is able to offer services to its customers by marketing directly to consumers through hundreds of thousands of commission-based independent business representatives worldwide.

For more information about ACN Inc. please visit: www.acninc.com.

About deltathree

Founded in 1996, deltathree, Inc. is a provider of integrated Voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructure. deltathree offers high quality Internet telephony solutions that are viable and cost-effective alternatives to traditional telephone services. Supporting tens of thousands of active users around the world, deltathree serves customers through its two primary distribution channels: the service provider and reseller channel and the direct-to-consumer channel. deltathree's advanced solutions offer resellers and service providers a full spectrum of private label VoIP products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment. deltathree's direct-to-consumer channel consists of the iConnectHere direct-to-consumer offering and joip, which powers the VoIP service of Panasonic's Globarange hybrid phone.

For more information about deltathree please visit: www.deltathree.com.

For more information about iConnectHere, please visit our website at www.iconnecthere.com.

For more information about joip, please visit our website at www.joip.com.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect deltathree's business and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are: our ability to reduce our costs and expenses and expand our revenues; our ability to obtain additional capital in the near term to finance operations; our ability to retain key personnel and employees needed to support our services and ongoing operations; our failure to retain key customers; decreasing rates of all related telecommunications services; the public’s acceptance of VoIP telephony, and the level and rate of customer acceptance of our new products and services; the competitive environment of Internet telephony and our ability to compete effectively; fluctuations in our quarterly financial results; our ability to maintain and operate our computer and communications systems without interruptions or security breaches; our ability to operate in international markets; our ability to provide quality and reliable service, which is in part dependent upon the proper functioning of equipment owned and operated by third parties; the uncertainty of future governmental regulation; the need for ongoing product and service development in an environment of rapid technological change; and other risks  referenced from time to time in our filings with the SEC and available on the Internet at http://www.sec.gov.  Except as required under the federal securities laws and the rules and regulations of the SEC, deltathree does not have any intention or obligation to update publicly any forward-looking statements after the distribution of this news release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations Contact:	Company Contact:
Erik Knettel	Ziv Zviel
Grayling	Chief Financial Officer and Treasurer
1-646-284-9415	1-212-500-4850
ir@deltathree.com	ziv.zviel@deltathree.com